UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020 (December 4, 2020)

SOUTH STATE CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or Other Jurisdiction of Incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

1101 First Street South, Suite 202, Winter Haven, FL (Address of principal executive offices)	33880 (Zip Code)

(863) 293-4710

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $2.50 per share	SSB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01    Other Events

On December 4, 2020, South State Bank, N.A. (the “Bank”), a wholly-owned subsidiary of South State Corporation (together with its subsidiaries, the “Company”), terminated $700 million of interest rate swap agreements with a remaining weighted average maturity of approximately 3 years.  These interest rate swaps, which were entered into in March and June of 2019, were used to hedge the cash flows from $700 million in three-month Federal Home Loan Bank (“FHLB”) advances that were continually renewed and repriced against future interest rate increases. The interest rate swaps were structured to effectively fix the rate of the $700 million in FHLB advances at a weighted average rate of 2.24% over the life of the interest rate swap agreements. The Company made the decision to repay the FHLB advances and terminate the interest rate swap agreements due to the current low interest rate environment and the expectation that interest rates will remain low during the average life of these interest rate swaps.  As a result, in December 2020, the Company recorded through earnings a prepayment penalty of $56 thousand on the repayment of the FHLB advances and termination costs of $40.8 million related to the interest rate swaps.  Prior to the termination of the swaps, changes in the value of the interest rate swaps were recorded through accumulated other comprehensive income on the Company’s consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH STATE CORPORATION
(Registrant)

By:	/s/ William E. Matthews, V
William E. Matthews, V
Senior Executive Vice President and Chief Financial Officer

Date: December 7, 2020

3